Exhibit 99.1

SulphCo, Inc. appoints Pierson Capital International Ltd. as advisor and coordinator for operational logistics and commercial marketing

SPARKS, Nev. August 2 / PRNewswire-First Call/ - SulphCo, Inc. (AMEX: SUF) SulphCo, Inc. announces today that it has signed a Memorandum of Understanding with Pierson Capital International, Ltd of Hong Kong.

As part of the MOU, Pierson has accepted its immediate appointment as SulphCo’s advisor and coordinator for operational logistics associated to SulphCo’s patented Sonocracking technology. The operational logistics include assessing and advising SulphCo on aspects of its current 210,000 barrel per day Sonocracking project which is under construction in the emirate of Fujairah in the United Arab Emirates. Specifically, Pierson will assess and advise SulphCo on marine terminal capabilities, storage and tanker capacities, import and export management as well as shipping coordination.

Pierson will also act as advisor to SulphCo for commercial marketing of the Sonocracking-enhanced petroleum and /or petroleum products. Pierson’s work with SulphCo on operational logistics or commercial marketing is contemplated to continue beyond the Fujairah project. The ultimate business form of the cooperation between Pierson and SulphCo has as of yet not been determined.

“We feel that the association with Pierson will significantly enhance our operational strength especially in this critical time as we are nearing completion of the construction phase of our project in Fujairah,” said Peter Gunnerman, President of SulphCo. “Our attention must now focus on commercial logistics of the project and we feel that this is where Pierson can add great value.”

The MOU calls for SulphCo and Pierson to immediately dispatch a joint team to Fujairah to begin the assessment of operational logistics.

About Pierson Capital International Ltd.
A member of Pierson Capital, an international, privately-held group with field offices in New York City, Beijing, Mexico City, Luanda and (as of September 1, 2006) Dubai, Pierson Capital International Ltd. provides technical and marketing advisory services to the petroleum industry.

About SulphCo, Inc.
SulphCo has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company’s technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel. From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.